UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone: +1 (203) 719 1515
Email: OL-SFX-US@ubs.com

www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

UBS V10 Currency Index with Volatility Cap
Monthly Performance Report – June 2010

Market Summary
Euro stabilizes but structural problems remain as nations race to launch austerity drives.

Further divergence between G10 core and periphery while China allows CNY to strengthen.

With a mixed carry position, the V10 Currency Index registered a net loss of -8.9% at month-end.

Index Description
The UBS V10 Currency Index with Volatility Cap (“V10 Strategy”, "Index" or “V10”) is a proprietary index, developed and sponsored by UBS AG (the “Index Sponsor”) that measures the performance of a notional algorithmic trading strategy designed to identify and exploit trends in G10 foreign exchange forward rates. Index levels are published daily on Bloomberg (symbol: UBFSV10V).

In lower volatility environments, this trading strategy notionally goes long the 3 highest yielding G10 currencies and short the 3 lowest yielding G10 currencies using foreign exchange contracts with tenors up to six months, which is commonly referred to as the Carry Trade. In higher volatility environments, the strategy reverses this Carry Trade, commonly referred to as a Reverse Carry Trade. The selection of the currencies and the direction of the Carry Trade are rules-based and are determined on a daily basis.

Under normal market conditions, the Index allocates 100% to the trading strategy. However, if the trading strategy experiences historical volatility above a certain defined level, the Index will reduce its allocation to the trading strategy below 100%.

Performance Influencing Factors
There was some recovery in sentiment in June, but growth worries returned. The measures put in place by the Eurozone and other global central banks appeared to have averted another run on the global financial system. Although details generally remain hazy, the market is willing to give decision-makers the benefit of the doubt as central banks and national governments have once again shown they are willing to do whatever it takes for the sake of financial stability, especially with the global recovery at stake.

Nevertheless, this has failed to inspire the EUR in particular to rally to any extent and investors continue to flee the currency union’s asset base. The recovery in ‘risk currencies’ across the G10 periphery is a positive sign for sentiment, but whether this can hold is another matter as very little has changed in the global outlook.

The following table illustrates how the high and low yielding G10 currencies faired against the USD over the month.

AUD	-0.78%	The AUD had a mixed month as the RBA paused to see how earlier moves play out. During the V10's brief period of short carry, AUDUSD surged by 2.72%.
NZD	0.84%	The RBNZ hiked the official cash rate by 25bp. Trade balance was in surplus and consumer confidence was high. NZDUSD surged by 3.43% 8th-11th of June.

NOK	-0.19%	NOK had a lackluster month as exposure to Europe and fears of a slowdown generally hurt sentiment. Norges Bank kept its benchmark deposit rate on hold.

CHF	7.60%	Without explicitly vowing to exit markets, the SNB noted that deflation risks had largely disappeared and with it the need for intervention.
JPY	2.98%	Towards month-end weaker global growth prospects boosted JPY strength, despite weak Japanese data, proving yet again that the JPY is a safe-haven currency.
SEK	-0.71%	Euro-exposure and fears of slowdown in growth hurt Sweden's sentiment. Industrial production was slightly disappointing at 0.9% while headline CPI jumped to 1.2%, more than expected.
Source: UBS Investment Bank

Strategy Behavior
On the June 7 the Vol Filter indicated risk aversion, and the V10 took the short carry position until June 11. However, the high yielders rallied during this period against expectations. The period of long carry that followed was haunted by risk aversion, but volatility was not high enough for a switch into reverse carry position.

The V10 registered a loss of -8.9% in June 2010. YTD 2010 performance has been -10.1%. Annualized return since inception on 6 May 2009 has been -0.1%.

Graph 1: V10 and S&P 500 performance in June 2010

Source: Bloomberg, UBS Investment Bank
Note: For illustration purposes only
Past performance is not an indication of future performance

28 May – 7 Jun	Long: AUD, NOK, NZD ; Short: CHF, JPY, SEK
8 Jun – 11 Jun	Long: CHF, JPY, SEK ; Short: AUD, NOK, NZD
12 Jun – 30 Jun	Long: AUD, NOK, NZD ; Short: CHF, JPY, SEK

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UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone: +1 (203) 719 1515
Email: OL-SFX-US@ubs.com

www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

Hypothetical and actual Index performance
The following table/graphs show the performance of the Index, the periods of Reverse Carry Trade, the 65 day historical volatility and the volatility filter from Jan 1, 2000 through June 30, 2010. Because the Index was only created on May 6, 2009, the Index Sponsor, who is also the issuer of structured products and securities linked to the Index (“Issuer”), has retrospectively calculated the hypothetical levels of the Index, the hypothetical periods of Reverse Carry Trade, the hypothetical 65-day historical volatility and the volatility filter levels on all dates prior to its inception based on actual historical interest rates and forward exchange rates and implied volatilities for the currencies in the Index. Although the Issuer believes that this retrospective calculation represents accurately and fairly how the Index would have performed from Jan 1, 2000 through May 6, 2009 the Index did not, in fact, exist during that period. Certain assumptions were made in performing the retrospective calculation that may have affected the Index’s hypothetical performance for this period. You should be aware that no actual investment which could allow for tracking the performance of the index was made at any time prior to May 6, 2009.

The historical level, the periods of Reverse Carry Trade, volatility of the Index and volatility filter levels should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.

Index Performance by month
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
2000	1.5%	1.4%	0.6%	2.3%	2.2%	0.8%	1.3%	-0.9%	-2.8%	-2.2%	2.5%	1.6%	8.5%
2001	2.3%	0.4%	2.0%	0.5%	-0.6%	1.7%	0.6%	1.5%	4.6%	2.1%	2.3%	1.8%	20.6%
2002	1.5%	1.4%	2.6%	0.4%	4.3%	1.9%	2.9%	3.1%	1.2%	2.4%	2.1%	0.8%	27.5%
2003	3.4%	0.8%	-0.6%	3.5%	3.4%	1.1%	-0.9%	0.9%	0.1%	1.8%	1.5%	1.8%	18.0%
2004	0.3%	1.2%	2.7%	3.4%	6.4%	0.9%	2.1%	0.3%	2.6%	-1.5%	0.4%	0.7%	21.1%
2005	2.5%	1.3%	0.7%	1.1%	-0.3%	2.3%	-0.8%	-0.4%	2.6%	1.9%	1.4%	-2.3%	10.1%
2006	0.7%	0.3%	-3.3%	-2.4%	2.8%	1.5%	2.2%	3.4%	0.5%	1.6%	-1.6%	3.1%	8.8%
2007	1.0%	0.4%	1.5%	1.9%	2.0%	3.2%	-1.0%	3.2%	1.4%	-4.8%	3.9%	-4.3%	8.3%
2008	3.0%	-0.4%	1.6%	-1.7%	1.7%	-0.8%	-0.2%	-3.7%	3.6%	10.7%	3.3%	3.8%	22.1%
2009	2.8%	-5.4%	8.6%	1.4%	3.6%	3.1%	-0.5%	0.9%	2.3%	2.8%	-3.0%	3.0%	20.6%
2010	-0.2%	-1.1%	2.8%	2.9%	-5.4%	-8.9%							-10.1%
1) Total return YTD 2010
Source: UBS Investment Bank

Graph 2: Index performance and 65 day actual volatility	Graph 3: Index performance and volatility filter

Source: UBS Investment Bank

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UBS Investment Bank
677 Washington Boulevard
Stamford CT 06901

FICC Structured Flow Group
Phone: +1 (203) 719 1515
Email: OL-SFX-US@ubs.com

www.ubs.com

UBS Investment Bank is a business group of UBS AG
UBS Limited is a subsidiary of UBS AG

Actual performance of products linked to the V10 Currency Index
The following table shows current V10-linked offerings and their respective performance for end of month June 2010.

Historical price levels are indicative. Past performance should not be taken as an indication of future performance, and no assurance can be given as to the performance of any product on any given day.

Products and their monthly performance
ISIN	Product Description	Trade Date	Expiry Date	Apr-10	May-10	Jun-10	Total Return
US9026616022	Performance Securities, 115%	23-Dec-2009	24-Dec-2012	10.33	9.83	9.00	-10.00%
US9026616857	Performance Securities, 115%	4-Jan-2010	3-Jan-2013	10.11	9.63	8.85	-11.50%
US9026617012	Performance Securities, 115%	26-Jan-2010	24-Jan-2013	10.39	9.93	9.09	-9.10%
US9026617764	Performance Securities, 115%	23-Feb-2010	25-Feb-2013	10.50	10.04	9.22	-7.80%
US9026618184	Performance Securities, 110%	26-Mar-2010	25-Mar-2013	10.19	9.92	9.10	-9.00%
US9026618424	Performance Securities, 108%	27-Apr-2010	25-Apr-2013	10.07	9.52	8.74	-12.60%
US9026618838	Performance Securities, 109%	25-May-2010	22-May-2013	n/a	n/a	9.18	-8.20%
US9026691421	Performance Securities, 108%	25-Jun-2010	25-Jun-2013	n/a	n/a	n/a	--
1) Total return calculated relative to public issuance price
Source: UBS Investment Bank

Disclaimer

This publication is issued by UBS AG or an affiliate thereof (“UBS”).

Product of a sales/trading desk and not the Research Dept. Opinions expressed may differ from those of other divisions of UBS, including Research. UBS may trade as principal in instruments identified herein and may accumulate/have accumulated a long/short position in instruments or derivatives thereof. UBS has policies designed to manage conflicts of interest. This distribution is not an official confirmation of terms and unless stated, is not a personal recommendation, offer or solicitation to buy or sell. Any prices or quotations contained herein are indicative only and not for valuation purposes. Communications may be monitored.

Statement of Risk
Options, structured derivative products and futures are not suitable for all investors, and trading in these instruments is considered risky and may be appropriate only for sophisticated investors. Past performance is not necessarily indicative of future results. Various theoretical explanations of the risks associated with these instruments have been published. Prior to buying or selling a structured product, and for the complete risks relating to such products, you may receive documentation describing an investment and the risk considerations associated therewith.

Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information.  Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer and a member of the Securities Investor Protection Corporation (SIPC). (http://www.sipc.org/).  An investment in any UBS issued security linked to the UBS V10 Currency Index with Volatility Cap involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS V10 Currency Index with Volatility Cap. Any UBS security linked to the UBS V10 Currency Index with Volatility Cap will be sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, related to the UBS V10 Currency Index with Volatility Cap) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest in any UBS security linked to the Index, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722 7270).  In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.  UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the unauthorized redistribution of this material and accepts no liability whatsoever for the unauthorized actions of third parties in this respect.

© UBS 2010.  The key symbol and UBS are among the registered and unregistered trademarks of UBS.  All rights reserved.  UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg. All other trademarks, registered trademarks, service marks and registered service marks are of their respective companies.
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